                                                                     EXHIBIT 4.2

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                              ECHO BAY MINES LTD.



                                  $100,000,000
                       11% Junior Subordinated Debentures
                                    due 2027




                          FIRST SUPPLEMENTAL INDENTURE



                           Dated as of March 27, 1997




                             BANKERS TRUST COMPANY,
                            a New York corporation,
                                   as Trustee




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
                               TABLE OF CONTENTS


                                                                                     Page
                                                                                     ----
                                  ARTICLE I

                 Definitions and Incorporation by Reference


       SECTION 1.01.   Definitions . . . . . . . . . . . . . . . . . . . . . . . .  2
       SECTION 1.02.   Rules of Construction . . . . . . . . . . . . . . . . . . .  11


                                 ARTICLE II

           General Terms and Conditions of the Capital Securities


       SECTION 2.01.   Designation and Principal Amount  . . . . . . . . . . . . .  12
       SECTION 2.02.   Maturity  . . . . . . . . . . . . . . . . . . . . . . . . .  12
       SECTION 2.03.   Global Security . . . . . . . . . . . . . . . . . . . . . .  12
       SECTION 2.04.   Interest  . . . . . . . . . . . . . . . . . . . . . . . . .  12
       SECTION 2.05.   Extension of Interest Payment Period  . . . . . . . . . . .  13
       SECTION 2.06.   Common Shares Payment Election  . . . . . . . . . . . . . .  15


                                 ARTICLE III

                                 Redemption


       SECTION 3.01.   Optional Redemption . . . . . . . . . . . . . . . . . . . .  18
       SECTION 3.02.   Redemption for Changes in
                         Canadian Tax Law  . . . . . . . . . . . . . . . . . . . .  21
       SECTION 3.03.   No Sinking Fund . . . . . . . . . . . . . . . . . . . . . .  22

                                 ARTICLE IV

                                  Remedies


       SECTION 4.01.   Events of Default . . . . . . . . . . . . . . . . . . . . .  22

                                  ARTICLE V

                                  Covenants


       SECTION 5.01.   Limitation on Indebtedness  . . . . . . . . . . . . . . . .  29
       SECTION 5.02.   Unrestricted Subsidiaries . . . . . . . . . . . . . . . . .  32
       SECTION 5.03.   Restrictions on Certain Payments  . . . . . . . . . . . . .  32

                                 ARTICLE VI

                                Subordination


       SECTION 6.01.   Subordination . . . . . . . . . . . . . . . . . . . . . . .  33

                                 ARTICLE VII

                     Defeasance and Covenant Defeasance


       SECTION 7.01.   Defeasance and Covenant
                              Defeasance   . . . . . . . . . . . . . . . . . . . .  34


                                ARTICLE VIII

               Supplemental Indentures with Consent of Holders


       SECTION 8.01.   Supplemental Indentures with Consent of Holders . . . . . .  35

                                 ARTICLE IX

                          Conversion of Securities


       SECTION 9.01.   Conversion of Securities  . . . . . . . . . . . . . . . . .  35


                                  ARTICLE X

                                Miscellaneous


       SECTION 10.01.  Ratification of Indenture . . . . . . . . . . . . . . . . .  35
       SECTION 10.02.  Trustee Not Responsible for Recitals  . . . . . . . . . . .  36

       SECTION 10.03.  Governing Law . . . . . . . . . . . . . . . . . . . . . . .  36
       SECTION 10.04.  Separability  . . . . . . . . . . . . . . . . . . . . . . .  36
       SECTION 10.05.  Counterparts  . . . . . . . . . . . . . . . . . . . . . . .  36
       SECTION 10.06.  Successors  . . . . . . . . . . . . . . . . . . . . . . . .  36
       SECTION 10.07.  Assignment  . . . . . . . . . . . . . . . . . . . . . . . .  36

                            FIRST SUPPLEMENTAL INDENTURE dated as of March 27,
                     1997, between ECHO BAY MINES LTD., a corporation duly incorporated and existing under the laws of Canada, having its registered office at 2900 ManuLife Place, 10180-101 Street, Edmonton, Alberta T5J 3V5 (the "Company"), and Bankers Trust Company, a New York corporation, as trustee (the "Trustee") under the Indenture dated as of March 27, 1997, between the Company and the Trustee (the "Indenture").


              WHEREAS the Company executed and delivered the Indenture to the Trustee to provide for the future issuance of the Company's unsecured debentures, notes or other evidences of indebtedness to be issued from time to time in one or more series as might be determined by the Company under the Indenture, in an unlimited aggregate principal amount which may be authenticated and delivered as provided in the Indenture;

              WHEREAS, pursuant to the terms of the Indenture, the Company desires to provide for the establishment of a new series of its securities to be known as its 11% Junior Subordinated Debentures due 2027 (the "Capital Securities"), the form and substance of such Capital Securities and the terms, provisions and conditions thereof to be set forth as provided in the Indenture and this First Supplemental Indenture; and

              WHEREAS the Company has requested that the Trustee execute and deliver this First Supplemental Indenture, and all requirements necessary to make this First Supplemental Indenture a valid instrument in accordance with its terms and to make the Capital Securities, when executed by the Company and authenticated and delivered by the Trustee, the valid obligations of the Company, have been performed, and the execution and delivery of this First Supplemental Indenture has been duly authorized in all respects.

                     NOW THEREFORE, in consideration of the purchase and acceptance of the Capital Securities by the Holders thereof, and for the purpose of setting forth, as provided in the Indenture, the form and substance of the Capital Securities and the terms, provisions and conditions thereof, the Company covenants and agrees with the Trustee as follows:


                                   ARTICLE I

                   Definitions and Incorporation by Reference

              SECTION 1.01. Definitions. Capitalized terms used but not defined herein have the meanings assigned to them in the Indenture. The following terms have the following meanings.

              "Bank Credit Facilities" means (i) the Amended and Restated Gold Bullion Loan Agreement, dated as of August 9, 1996, among Echo Bay Inc., as Borrower, the Company and certain subsidiaries of the Company, as Guarantors, the banks thereunder, and the Bank of Nova Scotia, as Agent, (ii) the Loan Agreement, dated as of April 29, 1994, by and among the Company, as Borrower, certain subsidiaries of the Company, as Guarantors, and Canadian Imperial Bank of Commerce, as Lender, and (iii) the Loan Agreement, dated as of April 29, 1994, by and among Echo Bay Inc., as Borrower, the Company and certain subsidiaries of the Company, as Guarantors, and Canadian Imperial Bank of Commerce, as Lender, including, in each case, any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, renewed, refunded, replaced or refinanced, in whole or in part, from time to time (including, for the avoidance of doubt, with the same or different lenders).

              "Borrowing Base" means, as of any date, the aggregate amount of borrowing limits as of such date determined under the covenants of all bank or institutional lender credit facilities of the Company and its Subsidiaries (other than Unrestricted Subsidiaries) that determine such limits on the basis of a borrowing base or other asset-based calculation that is determined with respect to the Company's ore reserves (other than ore reserves held by Unrestricted Subsidiaries).

              "Business Day" means any day other than a Saturday, Sunday or any other day on which banking institutions in New York City are permitted or required by applicable law to close.

              "Capital Lease Obligation" of any Person means the obligation to pay rent or other payment amounts under a lease of (or other Debt arrangements conveying the right to use) real or personal property of such Person which is required to be classified and accounted for as a capital lease or a liability on the face of a balance sheet of such Person in accordance with GAAP. The stated maturity of such obligation shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

              "Capital Securities" means the Capital Securities issued under this First Supplemental Indenture.

              "Consolidated" or "consolidated" means consolidated in accordance with GAAP, including, to the extent permitted by GAAP, proportionate consolidation.

              "Consolidated Cash Flow Available for Fixed Charges" of the Company means for any period the aggregate amount of working capital provided by operations as set forth on the Company's consolidated statement of cash flow plus, to the extent reflected in the amount of net earnings (loss) set forth on the Company's consolidated statement of earnings for such period and not added back in the calculation of working capital provided by operations for such period, (i) Consolidated Interest Expense of the Company, (ii) Consolidated Exploration and Development

Expense of the Company and (iii) Consolidated Income Tax Expense of the Company (or minus any recovery); provided that there shall be excluded from the calculation of Consolidated Cash Flow Available for Fixed Charges, without duplication, (a) the working capital (or deficiency) from operations of any Person acquired by the Company or a Restricted Subsidiary of the Company in a pooling-of-interests transaction for any period prior to the date of such transaction, (b) the working capital (but not any deficiency) from operations of any Person not accounted for on a Consolidated (including proportionate consolidation) basis, except to the extent of the amount of dividends or other distributions actually paid to the Company or a Restricted Subsidiary by such Person during such period, (c) the working capital (or deficiency) from operations of any Unrestricted Subsidiary and (d) the cumulative effect of changes in accounting principles.

              "Consolidated Cash Flow Ratio" of the Company means for any period the ratio of (i) Consolidated Cash Flow Available For Fixed Charges of the Company for such period to (ii) the sum of, without duplication, (A) Consolidated Interest Expense of the Company for such period plus (B) the annual interest expense (including the amortization of debt discount or premium) with respect to any Debt of the Company or a Restricted Subsidiary proposed to be Incurred by the Company or a Restricted Subsidiary, plus (C) the annual interest expense (including the amortization of debt discount or premium) with respect to any other Debt of the Company or a Restricted Subsidiary Incurred by the Company or Restricted Subsidiaries since the end of such period to the extent not included in Clause (ii)(A) minus (D) Consolidated Interest Expense of the Company to the extent included in Clause (ii)(A) or
(ii)(C) with respect to any Debt of the Company or a Restricted Subsidiary that will no longer be outstanding as a result of the Incurrence of the Debt proposed to be Incurred and the use of the proceeds thereof or that otherwise has been repaid prior to the date of determination; provided, however, that in making such computation, the Consolidated Interest Expense of the Company attributable to interest on any Debt bearing a floating interest rate shall be computed on a pro forma basis as if the rate in effect on the date of computation had been the applicable rate for the entire period; provided further that, in the event the Company or its Restricted Subsidiaries has made asset dispositions or acquisitions of assets not in the ordinary course of business (including acquisitions of other Persons by merger, consolidation or purchase of Capital Stock) during or after such period, such computation (including the calculation of Consolidated Cash Flow Available for Fixed Charges and Consolidated Interest Expense) shall be made on a pro forma basis as if the asset dispositions or acquisitions had taken place on the first day of such period.

              "Consolidated Exploration and Development Expense" of the Company means for any period the consolidated exploration and development expense of the Company included in the Company's consolidated statement of earnings for such period in accordance with GAAP; excluding, however, the portion thereof that is attributable to an Unrestricted Subsidiary.

              "Consolidated Income Tax Expense" of the Company means for any period the consolidated income tax expense (recovery) of the Company included in the Company's consolidated statement of earnings for such period in accordance with GAAP; excluding, however, the portion thereof that is attributable to an Unrestricted Subsidiary.

              "Consolidated Interest Expense" for the Company means for any period the consolidated interest expense included in the Company's consolidated statement of earnings (without deduction of interest income) for such period in accordance with GAAP, including for such period without limitation or duplication (or, to the extent not so included, with the addition of), (i) the amortization of Debt discount or premium; (ii) any payments or fees with respect to letters of credit, bankers acceptances or similar facilities; (iii) fees with respect to interest rate swap or similar agreements or foreign currency hedge, exchange or similar agreements; (iv) Preferred Stock dividends declared and payable in cash; (v) interest (including accrued interest) on the Securities and any substantially similar securities; and (vi) the portion of any rental obligation allocable to interest expense; excluding, however, the portion of such consolidated interest expense (and the portion of each of the foregoing items (i) through (vi)) that is attributable to an Unrestricted Subsidiary.

              "DTC" means The Depository Trust Company in New York, New York.

              "Debt" means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent, (i) every obligation of such Person for money borrowed, (ii) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations Incurred in connection with the acquisition of property, assets or businesses, (iii) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person, (iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business), (v) every Capital Lease Obligation of such Person, (vi) the amount of all Redeemable Stock of such Person, (vii) every obligation to pay rent or other payment amounts of such Person with respect to any Sale and Leaseback Transaction to which such Person is a party and (viii) every obligation of the type referred to in Clauses (i) through (vii) of another Person and all dividends of another Person the payment of which, in either case, such Person has guaranteed or is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise. The "amount" or "principal amount" of Debt at any time of determination as used herein represented by (a) any contingent Debt, shall be the maximum principal amount thereof, (b) any Debt issued at a price that is less than the principal amount at maturity thereof, shall be the amount of the liability in respect thereof determined in accordance with GAAP and (c) any Redeemable

Stock, shall be the maximum fixed redemption or repurchase price in respect thereof.

              "First Supplemental Indenture" means the First Supplemental Indenture dated as of March 27, 1997, between the Company and Bankers Trust Company, as Trustee.

              "Future Development Projects" means mining and milling projects other than those associated with the currently existing operations commonly known as Round Mountain, McCoy/Cove, Lupin and Kettle River, and currently contemplated operations at Aquarius and Paredones Amarillos.

              "GAAP" means generally accepted accounting principles in Canada as in effect on the date of original issuance of the Capital Securities and applied on a basis consistent with prior periods.

              "guarantee" by any Person means any obligations, contingent or otherwise, of such Person guaranteeing, or giving the economic effect of guaranteeing, any Debt of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Debt,
(ii) to purchase property, securities or services for the purpose of assuring the holder of such Debt of the payment of such Debt, or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt (and "guarantee", "guaranteeing" and "guarantor" shall have meanings correlative to the foregoing); provided, however, that the guarantee by any Person shall not include endorsements by such Person for collection or deposit, in either case, in the ordinary course of business.

              "Incur" means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Debt or other obligation including by acquisition of Subsidiaries or the recording, as required pursuant to GAAP or otherwise, of any such Debt or other obligation on the balance sheet of such Person (and "Incurrence", "Incurred", "Incurrable" and "Incurring" shall have meanings correlative to the foregoing); provided, however, that a change in GAAP that results in an obligation of such Person that exists at such time becoming Debt shall not be deemed an Incurrence of such Debt.

              "Ministerial Action" means an action such as filing a form or making an election, or pursuing some other reasonable measure, in each case which has no adverse effect on the Company or the Holders.

              "Officer" means the Chairman of the Board or any Co-Chairman of the Board, the Vice Chairman of the Board, the Chief Executive Officer or any Co-Chief Executive Officer, the President, any Vice President, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, any Assistant Controller, the Secretary or any Assistant Secretary of the Company.

              "Permitted Hedging Agreement" of any Person means any agreement entered into with one or more financial institutions in the ordinary course of business that is designed to reduce costs or protect such Person against fluctuations in interest rates, currency exchange rates or commodity prices and which reasonably relates to then existing Debt or other financial obligations, assets then held, commodities used in the business or production of such Person, and not, in any such case, for purposes of speculation.

              "Preferred Stock", as applied to the Capital Stock of any Person, means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

              "Property Account" means a segregated non-interest bearing trust account, established and maintained by, in the name of and under the exclusive control of the Trustee as custodian for and on behalf of the Holders, which account shall be maintained with the Trustee or a banking institution whose long-term unsecured indebtedness has a rating of at least AAA with Standard & Poor's Rating Services, or at least Aaa with Moody's Investor Service Inc., or an equivalent rating assigned by a "nationally recognized statistical rating organization", as that term is defined for the purposes of Rule 436(g) under the Securities Act. Funds deposited in the Property Account shall be held uninvested until disbursed in accordance with this First Supplemental Indenture and the Indenture.

              "Purchase Money Obligations" of any Person means Debt of such Person secured by a Lien on real or personal property of such Person which Debt
(a) constitutes all or a part of the purchase price or construction cost of such property or (b) is Incurred prior to, at the time of or within 270 days after the acquisition or substantial completion of such property for the purpose of financing all or any part of the purchase price or construction cost thereof; provided, however, that (w) the Debt so Incurred does not exceed 100% of the purchase price or construction cost of such property, (x) such Lien does not extend to or cover any property other than such item of property and any improvements on such item, (y) the purchase price or construction cost for such property is or should be included in "addition to property, plant and equipment" in accordance with GAAP and (z) the purchase or construction of such property is not part of any acquisition of a Person or business unit or line of business.

              "Redeemable Stock" of any Person means any equity security of such Person that by its terms or otherwise is required to be redeemed prior to the final stated maturity of the Capital Securities or is redeemable at the option of the holder thereof at any time prior to the final stated maturity of the Capital Securities.

              "Restricted Subsidiary" means any Subsidiary of the Company, whether existing on or after the date of the Indenture, unless such Subsidiary is an Unrestricted Subsidiary.

              "Sale and Leaseback Transaction" of any Person means an arrangement with any lender or investor or to which such lender or investor is a party providing for the leasing by such Person of any property or asset of such Person which has been or is being sold or transferred by such Person more than 270 days after the acquisition thereof or the completion of construction or commencement of operation thereof to such lender or investor or to any person to whom funds have been or are to be advanced by such lender or investor on the security of such property or asset. The stated maturity of such arrangement shall be the date of the last payment of rent or any other amount due under such arrangement prior to the first date on which such arrangement may be terminated by the lessee without payment of a penalty.

              "Subsidiary" of any Person means (i) a corporation more than 50% of the combined voting power of the outstanding Voting Stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof, (ii) any other Person (other than a corporation) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof or (iii) any other Person not described in clauses (i) and (ii) above in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has a 50% ownership and the power, pursuant to a written contract or agreement, to direct the policies and management or the financial and other affairs thereof.

              "United States Government Obligations" means securities which are
(i) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed by the full faith and credit of the United States of America which, in either case, are not callable or redeemable at the option of the issuer thereof or otherwise subject to prepayment, and shall also include a depository receipt issued by a New York Clearing House bank or trust company as custodian with respect to any such United States Government Obligation or a specific payment of interest on or principal of any such United States Government Obligation held by such custodian for the account of the holder of a depository receipt, provided, however, that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt or from any amount held by the custodian in respect of the United States Government Obligation or the specific payment of interest on or principal of the United States Government Obligation evidenced by such depository receipt.

              "Unrestricted Subsidiary" means (1) any Subsidiary designated as such by the Board of Directors as set forth below where (a) neither the Company nor any of its other Subsidiaries (other than another Unrestricted Subsidiary)
(i) provides credit support for, or Guarantee of, any Debt of such Subsidiary or any Subsidiary of such Subsidiary (including any undertaking, agreement or instrument evidencing such Debt) or (ii) is directly or indirectly liable for any Debt of such Subsidiary or any Subsidiary of such Subsidiary, and (b) no default with respect to any Debt of such Subsidiary or any Subsidiary of such Subsidiary (including any right which the holders thereof may have to take enforcement action against such Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Debt of the Company and its Subsidiaries (other than another Unrestricted Subsidiary) to declare a default on such other Debt or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity and (2) any Subsidiary of an Unrestricted Subsidiary.

              "Voting Stock" of any Person means Capital Stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

              The following terms are defined in the relevant Section of this First Supplemental Indenture as set forth below.

                                                                        Defined in
                             Term                                        Section
                             ----                                       ----------
"Adjusted Treasury Rate"  . . . . . . . . . . . . . . . . . .               3.01
"Capital Stock" . . . . . . . . . . . . . . . . . . . . . . .               3.01
"Cash Equity Sales" . . . . . . . . . . . . . . . . . . . . .               3.01
"Change of Control" . . . . . . . . . . . . . . . . . . . . .               4.01
"Change of Control Notice"  . . . . . . . . . . . . . . . . .               4.01
"Change of Control Offer" . . . . . . . . . . . . . . . . . .               4.01
"Change of Control Purchase
       Date"  . . . . . . . . . . . . . . . . . . . . . . . .               4.01
"Change of Control Purchase
       Notice"  . . . . . . . . . . . . . . . . . . . . . . .               4.01
"Change of Control Purchase
       Price"   . . . . . . . . . . . . . . . . . . . . . . .               4.01
"Common Shares Bid Request" . . . . . . . . . . . . . . . . .               2.06
"Common Shares Delivery Date" . . . . . . . . . . . . . . . .               2.06
"Common Shares Election Amount" . . . . . . . . . . . . . . .               2.06
"Common Shares Election Notice" . . . . . . . . . . . . . . .               2.06
"Common Shares Payment Election"  . . . . . . . . . . . . . .               2.06
"Common Shares Proceeds
       Investment"  . . . . . . . . . . . . . . . . . . . . .               2.06

                                                                        Defined in
                             Term                                        Section
                             ----                                       ----------
"Common Shares Purchase
       Agreement"   . . . . . . . . . . . . . . . . . . . . .               2.06
"Comparable Treasury Issue" . . . . . . . . . . . . . . . . .               3.01
"Comparable Treasury Price" . . . . . . . . . . . . . . . . .               3.01
"Continuing Director" . . . . . . . . . . . . . . . . . . . .               4.01
"Deferred Interest" . . . . . . . . . . . . . . . . . . . . .               2.05
"Event of Default"  . . . . . . . . . . . . . . . . . . . . .               4.01
"Extension Period"  . . . . . . . . . . . . . . . . . . . . .               2.05
"Global Security" . . . . . . . . . . . . . . . . . . . . . .               2.04
"interest"  . . . . . . . . . . . . . . . . . . . . . . . . .               2.04
"Interest Payment Date" . . . . . . . . . . . . . . . . . . .               2.04
"Make-Whole Amount" . . . . . . . . . . . . . . . . . . . . .               3.01
"Net Cash Proceeds" . . . . . . . . . . . . . . . . . . . . .               3.01
"Permitted Debt"  . . . . . . . . . . . . . . . . . . . . . .               5.01
"Primary Treasury Dealer" . . . . . . . . . . . . . . . . . .               3.01
"Quotation Agent" . . . . . . . . . . . . . . . . . . . . . .               3.01
"Redemption Tax Event"  . . . . . . . . . . . . . . . . . . .               3.02
"Reference Treasury Dealer" . . . . . . . . . . . . . . . . .               3.01
"Reference Treasury Dealer
       Quotations"  . . . . . . . . . . . . . . . . . . . . .               3.01
"relevant tax law"  . . . . . . . . . . . . . . . . . . . . .               3.02


              SECTION 1.02. Rules of Construction. Unless the context otherwise requires:

              (1) a term has the meaning assigned to it;

              (2) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

              (3) "or" is not exclusive;

              (4) words in the singular include the plural, and in the plural include the singular;

              (5) provisions apply to successive events and transactions; and

              (6) a reference to a Section or Article is to a Section or Article of this First Supplemental Indenture.


                                   ARTICLE II

             General Terms and Conditions of the Capital Securities

              In addition to the provisions contained in Articles 2 and 3 of the Indenture, the following provisions shall apply to the Company with respect to the Capital Securities:

              SECTION 2.01.  Designation and Principal Amount.  Pursuant to
Section 3.1 of the Indenture, there is hereby authorized a series of Securities designated as "11% Junior Subordinated Debentures due 2027" (the "Capital Securities"). The Capital Securities shall be limited to an aggregate principal amount for all Capital Securities at any time Outstanding not exceeding $100,000,000. Capital Securities in the aggregate principal amount of $100,000,000 may, upon execution of this First Supplemental Indenture, be executed by the Company and delivered to the Trustee for authentication, and the Trustee shall thereupon authenticate and deliver said Capital Securities to or upon the written order of the Company, signed by its Chairman, its President, any Vice President or its Treasurer or an Assistant Treasurer, without any further action by the Company.

              SECTION 2.02. Maturity. The Capital Securities shall mature on April 1, 2027 (the "Maturity Date").

              SECTION 2.03. Global Security. (a) Pursuant to Section 3.1 of the Indenture, DTC is hereby appointed the Depositary for the Capital Securities. The Capital Securities will be initially issued only as global fully registered securities (a "Global Security") registered in the name of the nominee of DTC. One or more fully registered Global Security certificates, representing the total aggregate number of Capital Securities, will be issued and will be deposited with DTC.

              (b) Pursuant to Section 2.1 of the Indenture, the form of the Capital Securities shall be as specified in Exhibit A hereto. The form of the Trustee's Certificate of Authentication shall be as provided in Section 2.5 of the Indenture.

              SECTION 2.04. Interest. (a) Each Capital Security shall bear interest from the original date of issuance, payable in US dollars, at the rate of 11% per annum, or 12% per annum during an Extension Period, payable semi-annually in arrears on April 1 and October 1 of each year, commencing October 1, 1997 (each an "Interest Payment Date") to the person in whose name such Capital Security is registered, subject to certain exceptions, as of the close of business on the Business Day next preceding such Interest Payment Date. In the event any Capital Securities shall not be represented by a Global Security, the relevant record dates for the payment of interest on the next succeeding Interest Payment Date for such Capital Securities will be the March 15 or September 15 next preceding the relevant Interest Payment Date.

              (b) The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. The amount of interest payable for any period shorter than a full semi-annual period for which interest is computed will be computed on the basis of the actual number of days elapsed per 30-day month. Accrued interest that is not paid on the applicable Interest Payment Date (including during an Extension Period) will bear additional interest on the amount thereof (to the extent permitted by law) at the rate per annum of 12% thereof, compounded semi-annually and computed on the basis of a 360-day year of twelve 30-day months and the actual days elapsed in a partial month in a period. The term "interest" as used herein shall include semi-annual interest payments, interest on semi-annual interest payments not paid on the applicable Interest Payment Date and Additional Amounts, as applicable. In the event that any date on which interest is payable on the Capital Securities is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, then such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date.

              SECTION 2.05. Extension of Interest Payment Period. (a) The Company shall have the right at any time and from time to time, subject to certain conditions, to defer payments of interest on the Capital Securities by extending interest payment periods for periods (each, an "Extension Period"), each not exceeding 10 consecutive semi-annual payment periods (all interest that shall accrue on the Capital Securities, including, to the extent permitted by law, interest on interest, during an Extension Period is herein called "Deferred Interest"); provided that during any Extension Period (i) the Company shall not declare or pay dividends on, or make a distribution with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of its Capital Stock (other than (a) as a result of an exchange or conversion of any class or series of the Company's Capital Stock or rights to acquire such stock for any other class or series of the Company's Capital Stock or rights to acquire such stock, (b) the purchase of fractional interests in shares of the Company's Capital Stock pursuant to the conversion or exchange provisions of such Capital Stock or the security being converted or exchanged,
(c) dividends or distributions made on the Company's Capital Stock or rights to acquire such stock with the Company's Capital Stock or rights to acquire such stock or (d) purchases of Common Shares related to the issuance of Common Shares or rights or options under any of the Company's benefit plans for its directors, officers, employees or other persons within the definition of "employee" under any employee benefit plan of the Company, or related to the issuance of Common Shares or rights under a dividend reinvestment plan or stock purchase plan), and (ii) the Company shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (excluding, for the avoidance of doubt, Senior Indebtedness, current payables, accrued liabilities, provisions for reclamation, mine closure and waste rock removal, and income and mining taxes payable, in respect of which such payments, repayments, repurchase and redemptions may be made) issued by the Company or any guarantee issued by the Company that, in either case, rank pari passu with or junior to the Capital Securities. Prior to the termination of any Extension Period, the Company may further defer payments of interest by extending the interest payment period on the Capital Securities; provided, however, that such further Extension Period, including all such previous and further extensions, may not exceed 10 consecutive semi-annual payment periods and may not extend beyond the maturity of the Capital Securities. Upon the termination of any Extension Period and the payment of all Deferred Interest, the Company may commence a new Extension Period for up to 10 consecutive semi-annual payment periods, subject to the terms set forth in this section. During an Extension Period, interest on the Capital Securities will accrue at the rate of 12% per annum, compounded semi-annually, and holders of Capital Securities will be required to accrue interest income for United States Federal income tax purposes prior to receipt of cash related to such interest income. All interest accrued during an Extension Period shall be paid on the Interest Payment Date at the end of such Extension Period. No interest payments will be required to be made during an Extension Period except at the end thereof.

              (b) The Company shall give the holders of the Capital Securities written notice of its initiation of any Extension Period at least ten Business Days prior to the earlier of (i) the next Interest Payment Date or (ii) the date upon which the Company is required to give notice to holders of the Capital Securities of the record date or

Interest Payment Date, in each such case with respect to interest payments the payment of which is being deferred.

              SECTION 2.06. Common Shares Payment Election. (a) The Company may elect, from time to time, to satisfy its obligation to pay any Deferred Interest on any Interest Payment Date by delivering Common Shares in accordance with the provisions herein (the "Common Shares Payment Election"). The Trustee shall in accordance with detailed written procedures set forth in the Common Shares Election Notice (i) accept delivery of Common Shares from the Company,
(ii) accept bids with respect to, and consummate sales of, such Common Shares, each as the Company shall direct in its absolute discretion, (iii) invest the proceeds of such sales in short-term United States Government Obligations, which mature prior to the applicable Interest Payment Date, and/or use such proceeds to pay the Deferred Interest, and (iv) perform any other action necessarily incidental thereto.

              (b) The Company shall make a Common Shares Payment Election by delivering written notice (the "Common Shares Election Notice") to the Trustee no later than the date required by applicable law or the rules of any stock exchange on which the Capital Securities are then listed. The Trustee shall, in accordance with such notice, deliver requests for bids (each a "Common Shares Bid Request") to investment banks, brokers or dealers selected by the Company. The Common Shares Election Notice shall direct the Trustee to solicit and accept only such bids, and the Common Shares Bid Request shall make the acceptance of any bid conditional on the acceptance of such bids, that together shall provide for the delivery and sale of Common Shares against payment of the Common Shares Election Amount on a date (the "Common Shares Delivery Date") that is no earlier than 180 days and no later than one Business Day prior to the applicable Interest Payment Date. The Trustee shall accept bids only in accordance with the procedures set forth in Section 2.06(c) below. The "Common Shares Election Amount" means an amount of aggregate proceeds, based on the bids obtained pursuant to the Common Shares Bid Request, of the sale on the Common Shares Delivery Date, of the Common Shares equal to, and not exceeding, the Deferred Interest payable on such Interest Payment Date as specified in the Common Shares Election Notice. The Common Shares Election Notice shall provide for, and all such bids shall be subject to, the right of the Company, by delivering written notice to the Trustee at any time prior to the consummation of such delivery and sale on the Common Shares Delivery Date, to withdraw the Common Shares Payment Election (which will have the effect of withdrawing the Common Shares Bid Request), whereupon the Company shall be obligated to pay in cash all Deferred Interest.

              (c) The Trustee shall inform the Company promptly following receipt of any bid or bids for Common Shares. The Trustee shall accept such bid or bids as the Company (in its absolute discretion) shall direct, provided that the aggregate proceeds of all such sales (less any amount attributable to any fractional Common Share), on the Common Shares Delivery Date, must equal the Common Shares Election Amount. In connection with any bids so accepted, the Company, the Trustee and the applicable bidders shall, not later than the Common Shares Delivery Date, enter into customary purchase agreements (in each case, a "Common Shares Purchase Agreement") and shall comply with all applicable laws, including the Securities Act, the Exchange Act, the applicable securities laws of Canada, the rules and regulations of any stock exchange on which the Common Shares are then listed and the laws, rules and regulations of any jurisdiction in which the Common Shares may be offered for sale. The Company shall pay all fees and expenses of the Trustee in connection with the Common Shares Payment Election and the Common Shares Purchase Agreements.

              (d) Provided that (i) all conditions specified in each Common Shares Purchase Agreement to the closing of all sales thereunder have been satisfied, other than the delivery of the Common Shares to be sold thereunder against payment of the Common Shares Election Amount, and (ii) the purchasers under the Common Shares Purchase Agreements shall be ready, willing and able to perform thereunder, in each case on the Common Shares Delivery Date, the Company shall, on the Common Shares Delivery Date, deliver to the Trustee the Common Shares to be sold on such date and (to the extent any such Common Share would be a fractional share) cash and an officer's certificate to the effect that all conditions precedent to such sales, including those set forth in the Indenture and in each Common Shares Purchase Agreement, have been satisfied. Upon such deliveries, the Trustee shall consummate such sales on such Common Shares Delivery Date by delivery of the Common Shares to such purchasers against payment to the Trustee in immediately available funds of the purchase price therefor in an aggregate amount equal to the Common Shares Election Amount (less any amount attributable to any fractional Common Share), whereupon the sole right of a holder of a Capital Security in respect of such Deferred Interest will be to the delivery of such proceeds by the Trustee in full satisfaction of such Deferred Interest, and the holder of such Capital Securities will have no further recourse to the Company in respect of such Deferred Interest (it being understood that the Company's obligation to pay Deferred Interest in cash shall only be discharged upon satisfaction of such conditions).

              (e) The Trustee shall, in accordance with detailed written instructions signed by an officer of the Company, use the sale proceeds of the Common Shares (together with any cash received from the Company in respect of any fractional Common Share) to purchase short-term United States Government Obligations, which mature prior to the applicable Interest Payment Date, and which the Trustee is required to hold until maturity (the "Common Shares Proceeds Investment") on the Common Shares Delivery Date and shall on such date deposit the excess amount realized, if any, in the respective Property Account for such Capital Securities. The Trustee shall hold the Common Shares Proceeds Investment under its exclusive control and shall hold such investments in an irrevocable trust for the benefit of the holders of the Capital Securities.
One Business Day prior to the applicable Interest Payment Date, the Trustee shall deposit amounts from the proceeds of the Common Shares Proceeds Investment in the Property Account to bring the balance of the Property Account to the Common Shares Election Amount. On such Interest Payment Date, the Trustee shall apply the funds held in the Property Account to payment of Deferred Interest to the holders of record of the Capital Securities on the record date and shall remit amounts, if any, in respect of income earned on the Common Shares Proceeds Investment or otherwise in excess of the Common Shares Election Amount to the Company.

              (f) The Company shall indemnify and hold harmless the Trustee (and its officers, directors, employees and agents) and (on an after-tax basis) the holders of Capital Securities and any person who controls any such holder within the meaning of any applicable securities laws, from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred by any such person in connection with defending or investigating any such action or claim) caused by or arising in connection with any Common Shares Payment Election or any withdrawal thereof, except in each case for any losses, claims, damages or liabilities caused by any such person's gross negligence or wilful misconduct. This indemnification shall survive the termination of this First Supplemental Indenture or the earlier resignation or removal of the Trustee. If the indemnification provided for in this paragraph shall be unavailable to an indemnified person or insufficient in respect of any losses, claims, damages or liabilities referred to, then the Company shall contribute to the amount paid or payable by such indemnified person as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative fault of the Company and such indemnified person and any other equitable considerations.

              (g) Notwithstanding the foregoing, the Company shall not be permitted to satisfy its obligations to pay Deferred Interest with respect to the Capital Securities through the delivery of Common Shares if, on the Common Shares Delivery Date, the Common Shares to be delivered are not then listed on The Toronto Stock Exchange, the American

Stock Exchange or any other significant stock exchange in Canada or the United States on which the Common Shares are then listed.

              (h) Neither the Company's making of a Common Shares Payment Election nor the consummation of sales of Common Shares on the Common Shares Delivery Date will (i) result in the holders of the Capital Securities not receiving on the applicable Interest Payment Date cash in an aggregate amount equal to the Deferred Interest payable on such Interest Payment Date, or (ii) entitle such holders to receive any Common Shares in satisfaction of the Company's obligation to pay such Deferred Interest.

              (i) the Trustee shall have no liability in connection with (a) the receipt, calculation or sufficiency of the Common Shares Election Amount,
(b) any losses in connection with a Common Shares Proceeds Investment, (c) the compliance of a Common Shares Purchase Agreement, or the negotiations related thereto, to the Securities Act, the Exchange Act, the applicable securities laws of Canada, the rules and regulations of any stock exchange on which the Common Shares are then listed and the laws, rules and regulations of any jurisdiction in which the Common Shares may be offered for sale, (d) the failure to consummate any Common Shares Purchase Agreement, and (e) any failure to act prior to or receiving the written notices provided for in this Section 2.06.

              The foregoing obligations shall survive any termination, defeasance or discharge of the Indenture.

                                  ARTICLE III

                                   Redemption

              SECTION 3.01. Optional Redemption. In addition to the provisions contained in Article 11 of the Indenture, the following provisions shall apply to the Company with respect to the Capital Securities:

              (a) The Capital Securities are redeemable prior to their maturity at the option of the Company on or after April 1, 2007 in whole at any time or in part from time to time, at the following prices expressed in percentages of the principal amount, together with accrued and unpaid interest thereon (including any Deferred Interest) up to but excluding the Redemption Date, if redeemed during the 12-month period beginning on April 1 of the years indicated below:

                                                    Redemption
Year                                                  Price
----                                                  ------
2007                                                  105.5%
2008                                                  104.4
2009                                                  103.3
2010                                                  102.2
2011                                                  101.1
and at 100% on or after April 1, 2012.

              (b) At any time on or after April 1, 2002, and prior to April 1, 2007, the Company may use the Net Cash Proceeds from one or more Cash Equity Sales of the Company to redeem either (i) up to 40% of the aggregate original principal amount of the Capital Securities or (ii) 100% of the aggregate principal amount of the Capital Securities then Outstanding at the following prices expressed in percentages of the principal amount, together with accrued and unpaid interest thereon (including any Deferred Interest) up to but excluding the Redemption Date, if redeemed during the 12-month period beginning on April 1 of the years indicated below:

                                                Redemption
Year                                               Price
----                                               -----
2002                                               105.5%
2003                                               104.5
2004                                               103.5
2005                                               102.5
2006                                               101.5


              "Cash Equity Sales" means any sale of Capital Stock of the Company (other than Redeemable Stock) occurring after the date of original issuance of the Capital Securities for which the Company receives cash consideration.

              "Capital Stock" of any Person means any and all shares, interests, participation or other equivalents (however designated) of corporate stock, equity shares or other equity participation, including partnership interests, whether general or limited, of such Person.

              "Net Cash Proceeds" means the aggregate amount of cash proceeds received from a sale of Capital Stock less, to the extent paid or payable, all underwriting discounts and commissions with respect thereto.

              (c) Prior to April 1, 2007, the Capital Securities will be redeemable by the Company, in whole or in part, at any time and from time to time, at an amount equal to the Make-Whole Amount, plus accrued and unpaid interest thereon (including any Deferred Interest) to the Redemption Date.

              "Make-Whole Amount" means, with respect to any Capital Securities to be redeemed, an amount equal to the greater of (i) the redemption price for such Capital Securities on April 1, 2007 as specified in
       Section 3.01(a) above and (ii) as determined by a

       Quotation Agent, the sum of (x) the present values of the scheduled payments of interest on the Capital Securities through April 1, 2007 (without giving effect to any Extension Period (and without duplication of any accrued and unpaid interest)) plus (y) the present value of 105.5% of the principal amount of the Capital Securities at April 1, 2007, discounted, in each case, to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of 30-day months) at the Adjusted Treasury Rate.

              "Adjusted Treasury Rate" means, with respect to any prepayment date, the rate per annum equal to the semi-annual bond equivalent yield to maturity of the Comparable Treasury Issue (as defined herein), assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price (as defined herein) for such prepayment date, plus 0.75%.

              "Comparable Treasury Issue" means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to April 1, 2007 that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Capital Securities.

              "Quotation Agent" means the Reference Treasury Dealer appointed by the Trustee for this purpose after consultation with the Company.

              "Reference Treasury Dealer" means: (i) Goldman, Sachs & Co. and its successors; provided, however, that the foregoing remain a primary US Government securities dealer in New York City (a "Primary Treasury Dealer") and (ii) any other Primary Treasury Dealer selected by the Trustee after consultation with the Company.

              "Comparable Treasury Price" means, with respect to any prepayment date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third Business Day preceding such prepayment date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations of US Government Securities" or (ii) if such release (or any successor release) is not published or does not contain such prices on such Business Day, (A) the average of the Reference Treasury Dealer Quotations for such prepayment date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the Trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Quotations.

              "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any prepayment date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such prepayment date.

              SECTION 3.02.  Redemption for Changes in Canadian Tax Law.   The
Capital Securities may be redeemed, at the option of the Company, at any time in whole but not in part, on not less than 30 days and not more than 60 days prior written notice, at 100% of the principal amount of the Capital Securities plus accrued and unpaid interest thereon (including any Deferred Interest) on the date of such redemption, on or after the 91st day following the occurrence and during the continuance of a Redemption Tax Event if within the 90-day period following such Redemption Tax Event, the Company is unable to avoid the adverse effects of such Redemption Tax Event by taking some

Ministerial Action or pursuing some other reasonable measure that will have no adverse effect on the Company or the holder of the Capital Securities. A "Redemption Tax Event" means that the Company shall have delivered to the Trustee an opinion of a nationally recognized independent Canadian tax counsel experienced in such matters to the effect that a relevant tax law change (as defined in the next sentence) has occurred. A "relevant tax law" change is (i) any amendment to or change (including any announced prospective change) in the laws (or any regulations thereunder) of Canada or any political subdivision or taxing authority thereof or therein, as applicable, or (ii) any amendment to or change in an interpretation or application of such laws or regulations by any legislative body, court, governmental agency or regulatory authority (including the enactment of any legislation and the publication of any judicial decision or regulatory determination), in either case, which is announced or becomes effective after the date of the Indenture and as a result of which (assuming that such amendment or change is enacted or is applied to the Company), there is more than an insubstantial risk that (i) the Company could become liable to pay, on the next date on which any amount would be payable with respect to the Capital Securities, any Additional Amounts (which are more than a de minimis amount), or (ii) the Company could be denied the deduction of interest paid or payable in respect of the Capital Securities in computing its income for the purpose of the Income Tax Act or a provincial income tax statute.

              SECTION 3.03. No Sinking Fund. The Capital Securities are not entitled to the benefits of any sinking fund. Accordingly, Article 12 of the Indenture shall be inapplicable to the Capital Securities.

                                   ARTICLE IV

                                    Remedies

              SECTION 4.01. Events of Default. The provisions of Article 5 of the Indenture shall apply to the Capital Securities; provided, however, that for purposes of the Capital Securities issued hereunder, (i) the first paragraph of Section 5.1 of the Indenture shall be replaced, in its entirety, with the following paragraph:

              "Event of Default", wherever used with respect to the Securities, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

              (a) failure for 30 days to pay interest on the Securities in cash when due (including pursuant to Section 2.06 of the First Supplemental Indenture); provided that a valid extension of an interest payment period by the Company pursuant to Section 2.05 of the First Supplemental Indenture shall not constitute a default in the payment of interest for this purpose;

              (b) failure to pay principal or premium, if any, on the Securities when due whether at maturity, upon redemption, by declaration, upon the valid tender of Capital Securities pursuant to a Change of Control Offer or otherwise;

              (c) the occurrence of a Change of Control, unless cured pursuant to Section 5.16;

              (d) failure to observe or perform any other covenant contained in the First Supplemental Indenture or the Indenture for 60 days after written notice thereof to the Company from the Trustee or the holders of at least 25% in principal amount of the Outstanding Securities;

              (e) the entry by a court having jurisdiction in the premises of
       (i) a decree or order for relief in respect of the Company in an involuntary case or proceeding under the Companies' Creditors Arrangement Act (Canada), the Bankruptcy and Insolvency Act (Canada) or the Winding-Up Act (Canada) or any other bankruptcy, insolvency, reorganization or similar law, or (ii) a decree or order adjudging the Company bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under any applicable Canadian or provincial law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief specified in this clause (ii) unstayed and in effect for a period of 60 consecutive days; or

              (f) the commencement by the Company of a voluntary case or proceeding under the Companies' Creditors Arrangement Act (Canada), the Bankruptcy and Insolvency Act (Canada) or the Winding-Up Act (Canada) or any other bankruptcy, insolvency, reorganization or similar law, or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by the Company to the entry of a decree or order for relief in respect of the Company in an involuntary case or proceeding under the Companies' Creditors Arrangement Act (Canada), the Bankruptcy and Insolvency Act (Canada) or the Winding-Up Act (Canada) or any other bankruptcy, insolvency, reorganization or similar law, or to the commencement of any bankruptcy or insolvency case or proceeding against the Company or the filing by the Company of a petition or answer or consent seeking reorganization or relief under any applicable Canadian or provincial law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or of any substantial part of its property, or the making by the Company of an assignment for the benefit of creditors, or the admission by the Company in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Company in furtherance of any such action;

              (ii) new third and fourth paragraphs to Section 5.1 of the Indenture shall be added as follows:

              "Change of Control" means the occurrence of one or more of the following events (whether or not approved by the Board of Directors of the Company): (a) an event or series of events by which any Person or group of Persons within the meaning of Section 13(d) of the Exchange Act shall, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases, merger, consolidation, issuances of securities by the Company or otherwise, be or become, directly or indirectly, the beneficial owner (within the meaning of Rule 13d-3 and Rule 13d-5 under the Exchange Act, whether or not applicable, except that a Person shall be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time) of 50% or more of the combined voting power of the then outstanding voting stock of the Company, (b) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors, (c) the stockholders of the Company shall approve any plan or proposal for the liquidation or dissolution of the Company or (d) the direct or indirect sale, assignment, lease, exchange, disposition or other transfer, in one transaction or a series of related transactions, of all or substantially all of the property or assets of the Company to any Person.

              "Continuing Director" means any member of the Board of Directors of the Company who was a member of such Board of Directors on the date of original issuance of the

Capital Securities, and, as of any determination date thereafter, shall include any member of the Board of Directors of the Company who was nominated for election or appointed to such Board of Directors with the affirmative vote of a majority of the Continuing Directors who were members of such Board at the time of such nomination or appointment;

              (iii) the reference to "clause 5.1(f) or 5.1(g)" in the first paragraph of Section 5.2 of the Indenture shall be replaced with the following:
"clause 5.1(e) or 5.1(f)"; and

              (iv) a new Section 5.16 of the Indenture shall be added as follows:

              5.16.  Change of Control Offer

              (a)  The Securities may not be accelerated pursuant to Section
       5.2 following an Event of Default under Section 5.1(c) and such Event of Default shall be cured if the Company complies with the provisions of this Section 5.16. In order to cure such Event of Default, the Company shall be required to offer to repurchase (the "Change of Control Offer") the Outstanding Securities pursuant to the offer described in paragraph
       (b) below, at a purchase price (the "Change of Control Purchase Price") in cash equal to 101% of the aggregate principal amount thereof plus any accrued and unpaid interest thereon (including any Deferred Interest) to the Change of Control Purchase Date (as defined below).

              (b) Within 10 Business Days following the occurrence of a Change of Control, the Company must send, by first class mail, a notice (a "Change of Control Notice") to each Holder, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. The Company shall also cause a notice of the Change of Control Offer to be sent at least once to the Dow Jones News Service or similar business news service in the United States. The Change of Control Notice shall contain all instructions and materials necessary to enable the Holders to tender Securities pursuant to the Change of Control Offer. Such Change of Control Notice shall state:

                     (1) that a Change of Control has occurred and that such
              Holder has the right to cause the repurchase of its Securities at the Change of Control Purchase Price;

                     (2) the circumstances and relevant facts regarding such
              Change of Control (including relevant information with respect to the transaction giving rise to such Change of Control) and the date such Change of Control occurred;

                     (3) the procedures a Holder must follow in order to accept the Change of Control Offer;

                     (4) the Change of Control Purchase Price and the purchase
              date, which shall be no earlier than 30 days nor later than 60 days from the date the Change of Control Notice is mailed (the "Change of Control Purchase Date"), and that the Change of Control Offer will remain open from the time such offer is made until the close of business on the Change of Control Purchase Date;

                     (5) that the Change of Control Offer is being made
              pursuant to this Section 5.16(b) and that all Securities properly tendered pursuant to the Change of Control Offer will be accepted for payment;

                     (6) the date by which the Change of Control Purchase
              Notice pursuant to this Section 5.16 must be given by a Holder;

                     (7) the names and addresses of the Paying Agent and the
              offices or agencies referred to in Section 10.2;

                     (8) that Securities must be surrendered to the Paying
              Agent at the office of the Paying Agent or to an office or agency referred to in Section 10.2 to collect payment;

                     (9) that the Change of Control Purchase Price for any
              Security as to which a Change of Control Purchase Notice has been duly given by a Holder and not withdrawn will be paid promptly upon the later of the first Business Day following the Change of Control Purchase Date and the time of surrender of such Security as described in (8); and

                     (10) the procedures for withdrawing a Holder's Change of
              Control Purchase Notice.

              (c) A Holder may accept a Change of Control Offer by delivering to the Paying Agent at the office of the Paying Agent or to an office or agency referred to in Section 10.2 a written notice (a "Change of Control Purchase Notice") at any time prior to the close of business on the Change of Control Purchase Date, stating:

                     (1) that such Holder elects to have a Security purchased
              pursuant to the Change of Control Offer;

                     (2) the principal amount of the Security that the Holder
              elects to have purchased by the Company, which amount must be U.S.$1,000 or an integral multiple thereof, and the certificate numbers of the Securities to be delivered by such Holder for purchase by the Company; and

                     (3) that such Security shall be purchased on the Change of
              Control Purchase Date pursuant to the terms and conditions specified in this Indenture.

              The delivery of such Security (together with all necessary endorsements) to the Paying Agent at the office of the Paying Agent or to an office or agency referred to in Section 10.2 prior to, on or after the Change of Control Purchase Date shall be a condition to the receipt by the Holder of the Change of Control Purchase Price therefor; provided that such Change of Control Purchase Price shall be so paid pursuant to this Section 5.16 only if the Security so delivered to the Paying Agent or to an office or agency referred to in Section 10.2 shall conform in all respects to the description thereof set forth in the related Change of Control Purchase Notice.

              The Company shall purchase from the Holder thereof, pursuant to this Section 5.16, a portion of a Security if the principal amount of such portion is U.S.$1,000 or an integral multiple of U.S.$1,000. Provisions of this Indenture that apply to the purchase of all of a Security also apply to the purchase of a portion of such Security.

              Any purchase by the Company contemplated pursuant to the provisions of this Section 5.16 shall be consummated by the delivery of the consideration to be received by the Holder promptly upon the later of (a) the first Business Day following the Change of Control Purchase Date and (b) the time of delivery of the Security by the Holder to the Paying Agent or to an office or agency referred to in Section 10.2 in the manner required by this Section 5.16.

              Notwithstanding anything herein to the contrary, any Holder delivering to the Paying Agent, at the office of the Paying Agent or an office or agency referred to in Section 10.2, the Change of Control Purchase Notice contemplated by this Section 5.16(c) shall have the right to withdraw such Change of Control Purchase Notice at any time prior to the close of business on the Change of Control Purchase Date by delivery of a written notice of withdrawal to the

       Paying Agent or to an office or agency referred to in Section 10.2.

              The Paying Agent or the office or agency referred to in Section
       10.2 shall promptly notify the Company of the receipt by the former of any Change of Control Purchase Notice or written notice of withdrawal thereof.

              (d) The Company will comply with the requirements of Section 14(e) of the Exchange Act, if applicable, the provisions of Rule 13e-4 and Rule 14e-1, if applicable, and any other tender offer rules under the Exchange Act or other relevant Canadian or United States federal, provincial and state securities legislation which may then be applicable and will file Schedule 13E-4 or Schedule 13E-4F or any other schedule required thereunder in connection with any offer by the Company to purchase Securities upon a Change of Control.


                                   ARTICLE V

                                   Covenants

              In addition to the covenants contained in Article 10 of the Indenture, the following covenants shall apply to the Company with respect to the Capital Securities:

              SECTION 5.01. Limitation on Indebtedness. (a) The Company will not Incur any Debt, and will not permit any Restricted Subsidiary of the Company to Incur any Debt, unless, immediately after giving effect to the incurrence of any such Debt and the receipt and application of the proceeds thereof, the Consolidated Cash Flow Ratio for the four full fiscal quarters for which quarterly or annual financial statements are available next preceding the incurrence of such Debt, calculated on a pro forma basis as if such Debt had been Incurred at the beginning of such four full fiscal quarters, would be greater than 2.5 to 1.

              (b) Notwithstanding the foregoing limitations, the Company or a Restricted Subsidiary may Incur any of the following (collectively, "Permitted Debt"):

              (i) Debt (A) under the Company's Bank Credit Facilities in an aggregate principal amount at any time outstanding not to exceed $125 million (including the U.S. dollar equivalent on the date of Incurrence of any amounts borrowed in another currency or in a commodity) and (B) under one or more bank credit facilities of the Company and its Restricted Subsidiaries in an aggregate principal amount at any time outstanding not to exceed $111 million (including the U.S. dollar equivalent on the date of Incurrence of any amounts borrowed in another currency) to finance the development and construction of the Aquarius and Paredones Amarillos mines;

              (ii) Debt under one or more credit facilities with banks, including commercial banks, development banks, export credit agencies and similar institutions which, together with any Debt Incurred under the foregoing clause (i), does not exceed the Borrowing Base at the time such Debt is Incurred, provided that the proceeds of any borrowing under this clause (ii) shall be used for the acquisition, exploration, development and construction of mining and milling properties and related equipment at Future Development Projects;

              (iii) Capital Lease Obligations and Purchase Money Obligations Incurred in respect of assets acquired after the date of original issuance of the Capital Securities, as the same may from time to time be amended, restated, or refinanced, provided that the aggregate principal amount of Debt at any time outstanding pursuant to this clause (iii) shall not exceed $40 million (including the U.S. dollar equivalent on the date of Incurrence of all amounts Incurred in another currency or in a commodity);

              (iv) Debt Incurred by a Person prior to the time (A) such Person became a Restricted Subsidiary of the Company or (B) such Person is amalgamated, merged or consolidated with or into the Company or a Restricted Subsidiary of the Company, which Debt was not Incurred in anticipation of such transaction and was outstanding prior to such transaction, provided that after giving pro forma effect in the calculation of Consolidated Cash Flow Available for Fixed Charges, Consolidated Interest Expense, Consolidated Exploration and Development Expense and Consolidated Tax Expense to (x) such transaction and (y) any refinancing of Debt that occurs concurrently with such transaction, and treating any Debt of such acquired Person as having been Incurred at the time of such transaction, the Company could Incur at least $1.00 of additional Debt pursuant to the ratio test specified in Section 5.01(a);

              (v) Debt (A) in respect of performance, surety or appeal bonds provided in the ordinary course of business and not in connection with the borrowing of money, including letters of credit or letters of guarantee securing obligations of the Company or a Restricted Subsidiary relating to the closure, reclamation or rededication of current or past operations and (B) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or a Restricted Subsidiary pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary of the Company and not exceeding the gross proceeds therefrom (excluding, however, guarantees of Debt Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary of the Company for the purpose of financing such acquisition);

              (vi) Debt consisting of Permitted Hedging Agreements;

              (vii) the Capital Securities; and

              (viii) Debt which is exchanged for or the proceeds of which are used to refinance or refund, or any extension or renewal of (x) any Debt outstanding on the date of original issuance of the Capital Securities (other than Debt proposed to be repaid with the proceeds of the sale of the Capital Securities) or (y) Debt Incurred pursuant to Section 5.01(a) or clauses (i)(B), (ii), (iv), (vii) or this clause (viii) of this
       Section 5.01(b) (each of the foregoing in clause (x) or (y), a "refinancing") in an aggregate principal amount not to exceed the principal amount of the Debt so refinanced plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Debt so refinanced or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing, plus the expenses of the Company or the Restricted Subsidiary, as the case may be, Incurred in connection with such refinancing; provided, however, that (A) Debt the proceeds of which is used to refinance the Capital Securities or Debt which is pari passu to the Capital Securities or subordinated to the Capital Securities shall only be permitted if (x) in the case of any refinancing of the Capital Securities or Debt which is pari passu to the Capital Securities, the refinancing Debt is made pari passu to the Capital Securities or subordinated to the Capital Securities and (y) in the case of any refinancing of Debt which is subordinated to the Capital Securities, the refinancing Debt is subordinated to the Capital Securities; and (B) the refinancing Debt by its terms, or by the terms of any agreement or instrument pursuant to which such Debt is issued, (1) does not provide for payments of principal of such Debt at the stated maturity thereof or by way of a sinking fund applicable thereto or by way of any mandatory redemption, defeasance, retirement or repurchase thereof (including any redemption, defeasance, retirement or repurchase which is contingent upon events or circumstances, but excluding any retirement required by virtue of acceleration of such Debt upon any event of default thereunder), in each case prior to the stated maturity of the Debt being refinanced and (2) does not permit redemption or other retirement (including pursuant to an offer to purchase) of such Debt at the option of the holder thereof prior to the final stated maturity of the Debt being refinanced, other than a redemption or other retirement at the option of the holder of such Debt (including pursuant to an offer to purchase) which is conditioned upon provisions substantially similar to those described in Section 5.16 of the Indenture, as supplemented by the First Supplemental Indenture, or a requirement to make an offer to purchase following a sale of assets.

              SECTION 5.02. Unrestricted Subsidiaries. (a) The Company may designate any Subsidiary of the Company to be an Unrestricted Subsidiary, in which event such Subsidiary and each other Person that is then or thereafter becomes a Subsidiary of such Subsidiary will be deemed to be an Unrestricted Subsidiary; provided, that such Subsidiary would satisfy the definition of Unrestricted Subsidiary, and provided further, that the Board of Directors may designate any Subsidiary to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any lien on any property of, any other Subsidiary of the Company which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary, provided, that immediately after giving effect to such designation, the Company could Incur at least $1.00 of additional Debt pursuant to the ratio test specified in Section 5.01(a).

              (b) The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, that immediately after giving effect to such designation, (i) no Event of Default or event that with the passing of time or the giving of notice, or both, would constitute an Event of Default shall have occurred and be continuing; and (ii) the Company could Incur at least $1.00 of additional Debt pursuant to the ratio test specified in
Section 5.01(a).

              (c)  Any designation by the Board of Directors pursuant to this
Section 5.02 shall be evidenced by filing with the Trustee a certified copy of the resolution of the Board of Directors giving effect to such designation and an officers' certificate certifying that such designation complies with the foregoing conditions.

              SECTION 5.03. Restrictions on Certain Payments. The Company will not, and will not permit any Restricted Subsidiary of the Company to (i) declare or pay dividends on, or make a distribution with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of the Company's Capital Stock (other than (a) as a result of an exchange or conversion of any class or series of the Company's Capital Stock or rights to acquire such stock for any other class or series of the Company's Capital Stock or rights to acquire such stock, (b) the purchase of fractional interests in shares of the Company's Capital Stock pursuant to the conversion or exchange provisions of such Capital Stock or the security being converted or exchanged,
(c) dividends or distributions made on the Company's Capital Stock or rights to acquire such stock with the Company's Capital Stock or rights to acquire such stock or (d) purchases of Common Shares related to the issuance of Common Shares or rights or options under any of the Company's benefit plans for its directors, officers, employees or other persons within the definition of "employee" for purposes of registration of shares of an employee benefit plan of the Company, related to the issuance of Common Shares or rights under a dividend reinvestment plan or stock purchase plan), and (ii) make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (excluding, for the avoidance of doubt, Senior Indebtedness, current payables, accrued liabilities, provisions for reclamation, mine closure and waste rock removal, and income and mining taxes payable, in respect of which such payments, repayments, repurchase and redemptions may be made) issued by the Company or any guarantee issued by the Company that, in either case, rank pari passu with or junior to the Capital Securities, if at such time (x) there shall have occurred any event of which the Company has actual knowledge that (a) with the giving of notice or the lapse of time, or both, would constitute an "Event of Default" with respect to the Capital Securities and (b) in respect of which the Company shall not have taken reasonable steps to cure, or (y) the Company shall have given notice of its selection of an Extension Period as provided in Section 2.05 with respect to the Capital Securities and shall not have rescinded such notice, or such Extension Period, or any extension thereof, shall be continuing.


                                   ARTICLE VI

                                 Subordination

              SECTION 6.01. Subordination. The provisions of Article 15 of the Indenture shall apply to the Capital Securities.


                                  ARTICLE VII

                       Defeasance and Covenant Defeasance

              SECTION 7.01. Defeasance and Covenant Defeasance. The provisions of Article 13 of the Indenture shall apply to the Capital Securities; provided, however, that for purposes of the Capital Securities issued hereunder (i) Section 13.3 of the Indenture shall be replaced, in its entirety, with the following:

       "13.3  Covenant Defeasance

              Upon the exercise by the Company of the option provided in
       Section 13.1 to have this Section 13.3 applied to the Outstanding Securities of any Defeasible Series, (a) the Company shall be released from its obligations under Sections 10.5 through 10.7, inclusive, and under any other covenant to which the Company is subject with respect to such series of Securities by virtue of Section 3.1(r) and Section 8.1 and (b) the occurrence of any event specified in Section 5.1(d) (with respect to any of Section 10.5 through 10.7 inclusive and any other covenant to which the Company is subject with respect to such series of Securities by virtue of Section 3.1(r) and Section 8.1) shall be deemed not to be or result in an Event of Default, in each case with respect to the Outstanding Securities of such series as provided in this Section on and after the date the conditions set forth in Section 13.4 are satisfied (hereinafter called "Covenant Defeasance"). For this purpose, such Covenant Defeasance means that the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such specified Section (to the extent so specified in the case of Section 5.1 (d)), whether directly or indirectly by reason of any reference elsewhere herein to any such Section or by reason of any reference in any such Section to any other provision herein or in any other document, but the remainder of this Indenture and the Securities of such series shall be unaffected thereby."

and (ii) Section 13.4(e) of the Indenture shall be replaced, in its entirety, with the following:

       "(e) No Event of Default or event that (after notice or lapse of time or both) would become an Event of

              Default shall have occurred and be continuing at the time of such deposit or, with regard to any Event of Default or any such event specified in Sections 5.1(e) and 5.1(f), at any time on or prior to the 123rd day after the date of such deposit (it being understood that this condition shall not be deemed satisfied until after such 123rd day)."


                                  ARTICLE VIII

                Supplemental Indentures with Consent of Holders

              SECTION 8.01. Supplemental Indentures with Consent of Holders. The provisions of Article 9 of the Indenture shall apply to the Capital Securities; provided, however, that for purposes of the Capital Securities issued hereunder, the following phrase shall be added to Section 9.2(a) of the Indenture after the words "or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof" in such paragraph (a):

              "or reduce the amount payable pursuant to a Change of Control Offer,"


                                   ARTICLE IX

                            Conversion of Securities

              SECTION 9.01.  Conversion of Securities.  The provisions of
Article 14 of the Indenture shall be inapplicable to the Capital Securities.

                                   ARTICLE X

                                 Miscellaneous

              SECTION 10.01. Ratification of Indenture. The Indenture, as supplemented by this First Supplemental Indenture, is in all respects ratified and confirmed, and this First Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided. To the extent any provision of the First Supplemental Indenture differs from that of the Indenture, the provision contained in the First Supplemental Indenture shall supersede the provision contained in the Indenture.

              SECTION 10.02. Trustee Not Responsible for Recitals. The recitals herein contained are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this First Supplemental Indenture.

              SECTION 10.03. Governing Law. This First Supplemental Indenture and each Capital Security shall be deemed to be a contract made under the internal laws of the State of New York, and for all purposes shall be construed in accordance with the laws of said State.

              SECTION 10.04. Separability. In case any one or more of the provisions contained in this First Supplemental Indenture or in the Capital Securities shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this First Supplemental Indenture or of the Capital Securities, but this First Supplemental Indenture and the Capital Securities shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

              SECTION 10.05. Counterparts. This First Supplemental Indenture may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

              SECTION 10.06. Successors. All agreements of the Company in this First Supplemental Indenture and the Capital Securities shall bind its successor. All agreements of the Trustee in this First Supplemental Indenture shall bind its successor.

              SECTION 10.07. Assignment. The Company will have the right at all times to assign any of its rights or obligations under this First Supplemental Indenture and the Capital Securities to a direct or indirect wholly owned subsidiary of the Company; provided that, in the event of any such assignment, the Company will remain jointly and severally liable for all such obligations. Subject to the foregoing, this First Supplemental Indenture will be binding upon and inure to the benefit of the parties thereto and their respective successors and assigns. This First Supplemental Indenture may not otherwise be assigned by the parties hereto.


              IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the day and year first above written.



                                   ECHO BAY MINES LTD.

                                      by /s/ Raymond W. Jenner
                                        -------------------------------
                                        Name:  Raymond W. Jenner
                                        Title: Vice President and
                                               Treasurer
[Seal]



                                   BANKERS TRUST COMPANY,
                                   as Trustee,

                                      by /s/ Susan Johnson
                                        -------------------------------
                                        Name: Susan Johnson
                                        Title: Assistant Vice President

STATE OF  )
          ) ss.:
COUNTY OF )


              On the 27th day of March, 1997, before me personally came Raymond
W. Jenner to be known, who, being by me duly sworn, did depose and say that he is the Vice President and Treasurer of Echo Bay Mines Ltd., one of the corporations described in and which executed the above instrument; that he knows the corporate seal of said corporation; that the seal affixed to the said instrument is such corporation seal; that it was so affixed by authority of the Board of Directors of said corporation, and that he signed his name thereto by like authority.


                                                     /s/ Mary Ann Skobla
                                           -------------------------------------
                                                         Notary Public

[Notarial Seal]                                       Commission Expires


                                                         June 30, 1997
                                           -------------------------------------

STATE OF  )
          ) ss.:
COUNTY OF )


              On the 27th day of March, 1997, before me personally came Susan Johnson to be known, who, being by me duly sworn, did depose and say that she is the Assistant Vice President of Bankers Trust Company, one of the corporations described in and which executed the above instrument; that she knows the corporate seal of said corporation; that the seal affixed to the said instrument is such corporation seal; that it was so affixed by authority of the Board of Directors of said corporation, and that she signed her name thereto by like authority.


                                                     /s/ Mary Ann Skobla
                                           -------------------------------------
                                                         Notary Public

[Notarial Seal]                                       Commission Expires


                                                        June 30, 1997
                                           -------------------------------------